EXHIBIT 10.56

October 24, 2008

Morgan Stanley

1585 Broadway

New York, NY 10036

To Whom This May Concern

In consideration for the benefits I will receive as a result of the participation of Morgan Stanley (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s TARP Capital Purchase Program and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “Act”) either prior to or subsequent to the date of this letter from me (any such program, including the TARP Capital Purchase Program, an “EESA Program”), I hereby voluntarily waive any claim against any of the Company, the Company’s Board of Directors, any individual member of the Company’s Board of Directors and the Company’s officers, employees, representatives and agents for any changes to my compensation or benefits that are required to comply with the regulations issued by the Department of the Treasury in connection with an EESA Program.

I acknowledge that the aforementioned regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the TARP Capital Purchase Program, or for any other period applicable under such EESA Program.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations are or were adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

I agree that, in the event and to the extent Morgan Stanley’s Compensation, Management Development and Succession Committee (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me, including any bonus or incentive compensation based on materially inaccurate financial statements or performance criteria, would cause the Company to fail to be in compliance with the terms and conditions of any EESA Program in which the Company is a participant (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall promptly repay such Excess Payment to the Company. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.

I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the Act and/or the aforementioned regulations shall be final, conclusive and binding. I further understand that the Company is relying on this letter from me in connection with its participation in any EESA Program, including without limitation the TARP Capital Purchase Program.

Very truly yours,

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